Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

BIOSCRIP ANNOUNCES TENDER
OFFER AND CONSENT SOLICITATION

Elmsford, NY – June 3, 2013 — BioScrip, Inc. (NASDAQ: BIOS) (“BioScrip”), announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding $225 million aggregate principal amount of 10¼% Senior Notes due 2015 (CUSIP No. 09069NAC2) (the “Notes”). In conjunction with the Tender Offer, BioScrip is soliciting consents (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) to certain amendments to the indenture governing the Notes (the “Indenture”) that would eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the Indenture. Concurrently with the Offer, BioScrip is seeking to secure senior credit financing consisting of a senior secured term loan of at least $250 million and a revolving credit facility of at least $75 million. A portion of the proceeds from the senior credit financing is expected to be used to fund the Offer.

The complete terms and conditions of the Offer are described in BioScrip’s Offer to Purchase and Consent Solicitation Statement dated June 3, 2013 (the “Offer to Purchase”). The Offer will expire at 12:00 midnight, New York City time, on June 28, 2013 unless extended (the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) their Notes and deliver (and do not validly revoke) their consents to the proposed amendments (the “Consents”) to the indenture governing the Notes (the “Indenture”) at or prior to the consent payment deadline of 5:00 p.m., New York City time, on June 14, 2013, unless extended (the “Consent Payment Deadline”), will receive the total consideration of $1,056.25 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, such that any holders who validly tender Notes and deliver Consents prior to the Consent Payment Deadline, and that are accepted for payment, could receive payment of the total consideration as early as June 17, 2013.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Payment Deadline but at or prior to the Expiration Date will receive the tender offer consideration of $1,026.25 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

The proposed amendments to the Indenture (the “Amendments”) require the Consent of holders of at least a majority in aggregate principal amount of the outstanding Notes, excluding any Notes owned by BioScrip or its affiliates (the “Required Consents”). If BioScrip receives the Required Consents and the conditions to the Offer are either satisfied or waived, BioScrip and the trustee under the Indenture will execute a supplemental indenture (the “Supplemental Indenture”) effecting the Amendments, and the Amendments will become operative. Except in certain circumstances, tendered Notes may not be withdrawn and delivered Consents may not be revoked upon the earlier of (i) 5:00 p.m., New York City time, on June 14, 2013 and (ii) execution of the Supplemental Indenture.

The Offer is subject to the satisfaction of certain conditions, including: (1) receipt of the Required Consents and execution of the Supplemental Indenture to effect the Amendments to the Indenture, (2) the receipt by BioScrip of net proceeds from a new senior secured term loan and a revolving credit facility on terms and conditions acceptable to BioScrip that will aggregate to an amount that is sufficient to pay (a) the total consideration in respect of all Notes (regardless of the actual amount of Notes tendered) and (b) estimated fees and expenses relating to the foregoing transactions, each as more fully described in the Offer to Purchase, and (3) certain other customary conditions.

BioScrip has engaged SunTrust Robinson Humphrey, Inc., Jefferies LLC and Morgan Stanley & Co. LLC as the dealer managers for the Offer. Persons with questions regarding the Offer should contact SunTrust Robinson Humphrey at (404) 926-5051, Jefferies LLC at (888) 708-5831 or Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 736-2200 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of Consents to amend the Indenture. The Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers, we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Forward Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements" conveying management’s expectations as to the future based on current plans, estimates and projections. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue"  or comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and, because such statements inherently involve risks and uncertainties, actual results may differ materially from those in the forward-looking statements. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date, Consent Payment Deadline and possible completion of the Offer, and the expected entry into a new senior secured term loan and new revolving credit facility. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  BioScrip does not undertake any duty to update these forward-looking statements after the date hereof, even though BioScrip’s situation may change in the future, except, with respect to the Offer, as required by law. All of the forward-looking statements herein are qualified by these cautionary statements.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

lwilson@insitecony.com